As filed with the Securities and Exchange Commission on June 4, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________________

California (State or Other Jurisdiction of Incorporation or Organization)	95-3759463 (I.R.S. Employer Identification No.)
3450 East Miraloma Avenue
Anaheim, California 92806-2101
(Address of Principal Executive Officers)
__________________________
Pacific Sunwear of California, Inc.
2015 Long-Term Incentive Plan
(Full Title of the Plan)
__________________________
Craig E. Gosselin
Senior Vice President and General Counsel
Pacific Sunwear of California, Inc.
3450 East Miraloma Avenue
Anaheim, California 92806-2101
(714) 414-4000
(Name and Address of Agent for Service)

(717) 414-4000
(Telephone Number, Including Area Code, of Agent for Service)
__________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non‑accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	7,000,000 shares(1)	$1.50(2)	$10,500,000	$1,220.10(2)

(1)
This Registration Statement covers, in addition to the number of shares of Pacific Sunwear of California, Inc., a California corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Pacific Sunwear of California, Inc. 2015 Long-Term Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on June 1, 2015, as quoted on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Securities Act Rule 428(b)(1).

Item 2.	Registrant Information and Employee Plan Annual Information
The written statement required by Item 2 is included in documents sent or given to participants covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2015, (Commission File No. 0-21296);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended May 2, 2015 (Commission File No. 0-21296);

(c)
All other reports filed with the Commission pursuant to the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 31, 2015; and

(d)
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 24, 1993 (Commission File No. 0-21296), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Craig E. Gosselin has opined as to the legality of the securities being offered by this Registration Statement. Mr. Gosselin is the Senior Vice President, General Counsel and Human Resources of the Company and is compensated by the Company as an employee. Mr. Gosselin beneficially owns (i) 182,125 shares of Common Stock awarded by the Company under restricted stock award(s), of which 84,303 shares are vested, and (ii) Company stock options to purchase an additional 50,000 shares of Common Stock, which are fully vested. Mr. Gosselin is eligible to receive stock and option awards under the Plan.

Item 6.	Indemnification of Directors and Officers
The Company’s Articles of Incorporation provide that the liability of the Company’s directors for monetary damages shall be eliminated to the fullest extent permitted under California law. The Company’s Bylaws include a provision that eliminates, to the fullest extent permitted by California law, the personal liability of its directors and officers for monetary damages in any legal proceeding based on their action or inaction as a director or officer, subject to certain limitations for actions initiated by the director or officer, settlements not approved by the Company, losses covered by the directors’ and officers’ liability insurance policy maintained by the Company, and judgments for an accounting of profits pursuant to Section 16(b) of the Exchange Act and similar laws.
The General Corporations Law of California (the “Corporations Law”) (1) eliminates the liability of directors and officers for monetary damages in an action brought by a shareholder in the right of the Company (referred to herein as a “derivative action”) or by the Company for breach of duty to the Company and its shareholders and (2) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities. Both the Corporations Law and the Bylaws of the Company, however, prohibit indemnification for: (a) acts or omissions that involve intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification; (c) any transaction from which a director or officer derives an improper personal benefit; (d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her other duties, of a risk of serious injury to the Company or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders; and (f) liabilities arising under Section 310 (contracts in which a director has material financial interest) and 316 (certain unlawful dividends, distributions, loans, and guarantees) of the Corporations Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Corporations Law.
The Company has entered into indemnification agreements with its directors and executive officers that require the Company to indemnify such directors and officers to the fullest extent permitted by applicable provisions of the Corporations Law, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Exchange Act and similar laws.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.	Undertakings

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

b.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on June 4, 2015.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

By:	/s/ CRAIG E. GOSSELIN
Craig E. Gosselin
Senior Vice President, General Counsel and Human Resources

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Gary H. Schoenfeld and Michael W. Kaplan, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary H. Schoenfeld	President and Chief Executive	June 4, 2015
Gary H. Schoenfeld	Officer (Principal Executive Officer)
/s/ Michael W. Kaplan	Senior Vice President and Chief	June 4, 2015
Michael W. Kaplan	Financial Officer (Principal Financial and Accounting Officer)
/s/ Peter Starrett	Chairman of the Board	June 4, 2015
Peter Starrett
/s/ T. Neale Attenborough	Non-Employee Director	June 4, 2015
T. Neale Attenborough
/s/ Brett Brewer	Non-Employee Director	June 4, 2015
Brett Brewer
/s/ David F. Filler	Non-Employee Director	June 4, 2015
David F. Filler
/s/ Michael Goldstein	Non-Employee Director	June 4, 2015
Michael Goldstein
/s/ Joshua Olshansky	Non-Employee Director	June 4, 2015
Joshua Olshansky
/s/ Frances P. Philip	Non-Employee Director	June 4, 2015
Frances P. Philip

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4
Pacific Sunwear of California, Inc. 2015 Long-Term Incentive Plan. (Filed as Appendix A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 24, 2015 (Commission File No. 0-21296) and incorporated herein by this reference.)

5	Opinion of Company Counsel.
23.1	Consent of Deloitte & Touche LLP (consent of independent registered public accounting firm).
23.2	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).